Exhibit 10.6

Chubb Limited
Outside Directors Compensation Parameters

•
Annual Retainer Fee of $375,000. Paid $225,000 in restricted stock and $150,000 cash or, at the election of the director, $375,000 in restricted stock. Includes expectation of service on up to two committees (not counting service on Executive Committee). No fees are payable for regular or special board or committee meetings.

•	Annual premiums for committee chairs and Lead Director:

—     Audit–$40,000
—     Compensation–$30,000
—     Nominating & Governance–$25,000
—     Risk & Finance–$35,000
—     Lead Director–$100,000

•	Annual premiums for selected committee service (non-chair): None.

•	Committee chair and Lead Director service premiums are payable in cash quarterly or, at the election of the director, in restricted stock annually.

•
Restricted stock will be awarded at beginning of the plan year (i.e. the date of the Annual General Meeting) and become non-forfeitable at end of the plan year, provided that the grantee has remained a Chubb director continuously during that plan year.

Last Amended or Reviewed: February 2025